THE DEWOLFE COMPANIES, INC.


Exhibit  (11.0)    Statement Re: Computation of Per Share Earnings

                                               Three Months Ended March 31,
                                               ----------------------------
                                               1997                   1996
                                               ----                   ----

Weighted Average Shares Outstanding          3,302,000             3,293,000


Net effect of dilutive stock
options-based on the treasury
stock method using the
period end market price if
higher than average market price                   --- (1)           148,000
                                             ---------             ---------
Total                                        3,302,000             3,441,000
                                             =========             =========


Net (Loss) Income                           $ (66,000)              $206,000
                                            =========               ========


Net (Loss) Income Per Share                 $    (.02)              $    .06
                                            =========               ========



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(1) Effect of dilutive per share results for the March 31, 1997 quarter were not included as they would be anti-dilutive.